Exhibit 99.1



[AETHER LOGO GRAPHIC OMITTED]

Aether  Systems  Announces  Close of  Acquisition  of  Motient's  Transportation
Division


OWINGS MILLS, MD - December 1, 2000 - Aether Systems, Inc. (Nasdaq: AETH), a leading provider of wireless data products and services, today announced the closing of its acquisition of Motient Corporation's (Nasdaq: MTNT) transportation business unit. This transaction, announced on September 19, 2000, will contribute Motient's 200 transportation customers to Aether's Enterprise business.

The acquisition of Motient's transportation division increases Aether's presence in the transportation industry, providing the company with a significant client base in the long-haul and less-than-truckload market and a leading, multi-mode wireless product that provides vehicle information via both land-based and satellite communications.

Under terms of the agreement, Aether acquired Motient's transportation business unit for $45 million in cash, of which $10 million was placed in escrow. The agreement also provides for potential future payments of up to $22.5 million based on revenue and other incentive targets for the acquired business in 2001.

                                       ###

About Aether Systems
--------------------
Aether Systems, Inc. is a leading provider of wireless and mobile data products and services allowing real-time communications and transactions across a full range of devices and networks. Using its engineering expertise, the ScoutWare(tm) family of products including the Aether Intelligent Messaging
(AIM) software platform, and its network operations and customer care center, Aether seeks to provide comprehensive, technology-independent wireless and mobile computing solutions. Aether develops and delivers wireless data services across a variety of industries and marke t segments in the United States and internationally. For more information, please visit www.aethersystems.com (http://www.aethersystems.com)

About Motient
-------------
Motient (www.motient.com) owns and operates an integrated terrestrial/satellite network and provides a wide range of two-way mobile and Internet communications services principally to business-to-business customers and enterprises. The company provides eLink(SM) two-way wireless email service to customers accessing email through corporate servers, Internet Service Provider (ISP) and Mail Service Provider (MSP) accounts, and paging network suppliers. Motient serves a variety of markets including mobile professionals, telemetry, transportation, field service, and nationwide voice dispatch offering coverage to all 50 states, Puerto Rico, the U.S. Virgin Islands, and hundreds of miles of U. S. coastal waters.

This press release includes forward-looking statements based on current expectations and projections about future events. These forward-looking statements are subject to a number of risks, uncertainties and assumptions about Aether that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the effective integration of the acquired resources into Aether's operations. These risks and other risk factors are described in Aether's report on Form 10-K with respect to the fiscal year ending December 31, 1999 and other documents filed with the Securities and Exchange Commission. Aether undertakes no obligation to update the forward-looking statements contained in this press release.

Press contacts:
Greg Abel                                 David Wonderling
Aether Systems                            Motient
443-394-5189                              703-716-6375
gabel@aethersystems.com                   David.Wonderling@motient.com

Investor contact:
Gregg Lampf
Aether Systems
443-394-5165
glampf@aethersystems.com